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                                 Exhibit 99.2

                            AMSOUTH BANCORPORATION

                    THIRD QUARTER CONFERENCE CALL COMMENTS

                               OCTOBER 17, 2000

The presentation that follows contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) based on current management expectations. AmSouth's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, the integration of former First American franchise, general economic conditions, changes in interest rates, deposit flows, the cost of funds, cost of federal deposit insurance premiums, demand for loan products, demand for financial services, competition, changes in the quality or composition of AmSouth's loan and investment portfolios, changes in accounting principles, policies or guidelines and other economic, competitive, governmental, regulatory, and technical factors affecting AmSouth's operations, products, services and prices. Other factors may be specified in the comments that includes the forward looking statements. AmSouth undertakes no duty to update the contents of
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this presentation.

Discussion by Dowd Ritter, President and Chief Executive Officer:
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In the third quarter, AmSouth posted diluted earnings per share of 33 cents on net income of $125.2 million, excluding the charges related to the recently announced financial restructuring. Return on equity, excluding the special charges, was 18.0 percent and return on assets was 1.19 percent. The operating efficiency ratio was 57.92 percent for the quarter.

We have completed all transactions related to the restructuring plan.

     . We completed the sale of $4.0 billion of investment securities, of which $2.5 billion was settled prior to the end of the quarter.
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     .    We sold $200 million in syndicated loans on September 21.

     . On October 12, the securitization of approximately $1 billion of low yielding auto loans was completed.

     . Funds from these transactions were used to paydown overnight borrowings, and the balance of the funds will be used to pay down other short-term borrowings as they mature.

     . Total charges in the quarter were $259.7 million, $20.3 million lower than we originally projected due primarily to better than expected results on the sale of the investment securities.

The restructuring produces a number of benefits:
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     .    It significantly reduces interest rate sensitivity. In fact, sensitivity to a 200 basis point rise has been cut by more than half from -5.1 percent to -2.3 percent after the restructuring.

     . The restructuring will produce significant improvement in the net interest margin, to levels approaching 4.0 percent in 2001.

     .    It creates balance sheet capacity for more profitable loan growth.

     . It reduces credit quality uncertainty in the syndicated loan portfolio.

     .    The restructuring also substantially improves our capital
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          ratios. For example, our pro forma equity to assets ratio improves to approximately 7.50 percent from current levels, and finally,

     . The restructuring reduces the potential for earnings volatility in the future.

The completion of this financial restructuring deals with high interest rate sensitivity and syndicated loan quality issues today and allows our management team to more sharply focus on growing AmSouth's core businesses in our primary southeast markets.

Discussion by Sloan Gibson, Chief Financial Officer:
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The following comments focus on core operating results and financial highlights in the quarter.

We posted diluted earnings per share, before charges related to the financial restructuring, of 33 cents on net income of $125.2 million.
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Return on equity was 18.0 percent and return on assets was 1.19 percent.

The efficiency ratio was 57.92 percent but reflects the inclusion of IFC Holdings for the entire quarter. Removing the effects of IFC, the efficiency ratio for the quarter, on a proforma basis, would have been 55.23 percent a full 269 basis point improvement.

Also, during the third quarter, we repurchased approximately five million shares of AmSouth stock. To date, we have repurchased 20 million of the original 35.0 million share authorization. Although we continue to see share repurchases as an important capital management tool, our repurchases in the near term will be more modest to ensure our strong capital position is maintained.
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We recorded during the quarter a $259.7 million pre-tax charge for the financial restructuring. The primary components of the charge were . . . .

     . A $106 million loss on the sale of $4 billion of investment securities. Transactions representing $4.0 billion of securities were completed during the quarter, of which $2.5 billion were settled prior to quarter-end. The entire charge was already factored into equity by virtue of the available-for-sale portfolio valuation adjustment so the transaction was equity neutral.

     . We recognized a $24.8 million impairment loss on the valuation of mortgage conduit assets related to the $2.5 billion of mortgage loans sold over the last two years. The write down reflects permanent impairment associated with
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          higher funding costs consistent with today's rate environment.

     . We recorded an $18.9 million charge associated with the decision to securitize approximately $1 billion of lower yielding auto loans. The securitization took place on Thursday October 12.

     . We recorded $83.3 million in pre-tax charges associated with the sale of $200 million of classified syndicated loans and commitments. Included in the charge was a loss of $21.7 million on the sale of the remaining $47 million of loans in Assets Held for Accelerated Disposition. The agreement for the loan sale was signed at the time of the restructuring announcement.


     .    Finally, we recorded a special provision of $26.7 million
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          primarily for additional reserves on $150 million of classified syndicated loans, bringing reserve levels on this specific group of loans up to approximately 24 percent of outstandings.

All restructuring transactions have been completed and use of the proceeds to pay down borrowed funds will continue as term borrowings mature. The full benefits of the financial restructuring will be evident during the first half of 2001.

Net interest income was $337.8 million in the third quarter, a decline of $14.9 million from the second quarter. Average earning assets were lower by $1.4 billion to $38.5 billion during the quarter, while the net interest margin narrowed six basis points to 3.57 percent.
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As a result of the financial restructuring we begin the fourth quarter with lower earning assets. We expect average earning assets in the fourth quarter to range between $35.0 and $35.5 billion. We anticipate the net interest margin for the fourth quarter will be in a range of 3.80 to 3.90 percent, reaching 4.00 percent during 2001.

From this lower base, we expect future earning asset growth to moderate in a range of four to six percent on an annualized basis, with earning asset levels bottoming in the first or second quarter of 2001. In an effort to shift the mix of earning assets toward a substantially higher proportion of loans, we will continue to let the investment portfolio decline while emphasizing growth in more profitable loan categories.

Quarterly average managed loans, excluding residential first
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mortgages, were $54.2 million lower compared to the second quarter, or a decline of less than one percent on an annualized, linked-quarter basis. All of the decline occurred in the commercial and commercial real estate loan category. On-balance sheet loans were $1.0 billion lower on a linked-quarter basis reflecting the full impact of second quarter loan sales to conduits.

Average managed consumer loans, which include loans participated to off-balance sheet conduits, grew $482.1 million to $15.0 billion representing annualized, linked-quarter growth of 13.3 percent. Home equity loans continued to be the catalyst for growth in the consumer category, achieving growth of 17.0 percent on a linked-quarter basis.

Total managed commercial and commercial real estate loans were $15.9 billion during the third quarter, a decrease of $330 million
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compared to the second quarter. The decrease continues to reflect increased pricing discipline in the face of a general slowdown in the economy.

Within the commercial portfolio, small business banking loans continued to show strength with year-over-year growth of 12.5 percent.

Future loan growth will be driven by home equity lending and loans to small businesses.

On the funding side of the balance sheet, average core deposits, were $24.9 billion, a decline of $271.5 million from the second quarter.

We believe that our increased focus and a more stable rate environment in the near term will provide support for deposit

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growth. Stimulating deposit growth will be an important initiative in the coming quarters. We are in the early stages of implementing two new strategic initiatives designed to support these efforts. They include programs that target growth in low cost deposits and increase the emphasis on cross selling.

Turning now to credit quality, non-performing assets were $162.7 million, a $28.0 million increase compared to the second quarter. The increase was due almost entirely to the syndicated loans on which we recorded a special provision in the financial restructuring. Net charge-offs were 0.55 percent of net loans and the ratio of loan loss reserves to net loans was higher at 1.54 percent. At the same time, total non-performing assets to net loans plus foreclosed properties and repossessions for the quarter was .66 percent. The loan loss reserve coverage of non-performing loans was 258.3 percent for the quarter.
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With the financial restructuring complete, $1.4 billion remains in the syndicated loan portfolio. The average size of these loans, $7.7 million, reflects granularity in the portfolio with no industry concentration. In addition, over half of the remaining syndicated loans are rated investment grade equivalent.

While NPA's for the third quarter stand at 66 basis points, removing the syndicated credits reduces the total to 44 basis points. Also, charge-offs for the first nine months of 2000 were 42 basis points. Excluding the syndicated credits, net charge-offs would have been 35 basis points. Both of these points provide evidence that these credit problems are primarily isolated to syndicated loans.

Excluding special charges, total noninterest revenues were $201.9 million in the third quarter - a decline of $17.5 million on a linked-
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quarter basis. Further adjusting for gains from conduit activity and, declines in revenues from Invest, the third-party marketing subsidiary of IFC Holdings, noninterest revenues increased $1.5 million between quarters.

Included in noninterest revenues in the third quarter were approximately $34.4 million of revenues from Invest, the third-party marketing subsidiary sold at the end of the quarter. Excluding the impact of Invest, investment services revenues were $2.2 million higher in the third quarter compared to the second quarter, an increase of 10.2 percent. The increase was primarily the result of improving fixed rate annuity sales across the franchise.

Looking ahead, we see sustainable noninterest revenue growth in a range of 5 to 8 percent with the strongest growth coming in the trust and investment services income segments. Growth in these areas
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will be driven by our wealth management initiative which includes plans to substantially grow the private banking portfolio, trust services, sales of investment products and traditional brokerage services. To a lesser extent, sales of AmSouth convenience services will provide growth opportunities in service charges and interchange income.

Noninterest expenses were $316.6 million during the quarter, down $5.3 million or 6.6 percent on an annualized basis versus second quarter expenses excluding merger related charges. Invest contributed approximately $34.0 million of noninterest expense during the quarter. Decreases occurred across most expense categories reflecting the full impact of merger related cost savings during the quarter.

We have achieved our targeted run rate of $133 million in cost
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savings from the merger. This is based on comparing third quarter 2000 expenses to second quarter 1999 expenses, adjusted for a nominal three percent assumed growth rate. The expense savings reflect additional headcount reductions from the original estimate of 1,400 to 1,650, and a higher level of branch closings, from the original estimate of 24 to 60 branch closings.

Customer retention continues to be on par with AmSouth's traditional retention rates. In fact, our net household retention rates indicate the number of households served in new markets through the end of the third quarter has declined by less than one percent in spite of the fact that production rates are still growing to levels consistent with the traditional franchise.

Finally, we continue to see sales production improve throughout the new markets, but there is still potential for substantial improvement.
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Per-branch production levels in the new markets versus AmSouth's traditional production levels indicate percentage growth potential of 60 to 70 percent in areas such as consumer and equity lending, business banking loans and consumer checking accounts.

Sales production levels will continue to be a major area of focus over the next several quarters. To this point, the merger integration has largely been a success, but there is still room for substantial improvement in performance.

Discussion by Dowd Ritter, President and Chief Executive Officer:
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We realize that we face a number of challenges over the next several quarters to rebuild AmSouth's earnings momentum and restore investor confidence. The financial restructuring creates a good
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foundation to begin that process, but our ability to execute our growth plans and produce positive results that benefit AmSouth shareholders will be the key measure of our success.

To that end, our Board of Directors will shortly be holding its annual strategic planning meeting. From that meeting, we expect to emerge with a streamlined strategic plan that will focus management's efforts on executing a few, well defined strategic initiatives and maximizing revenue growth opportunities across AmSouth's franchise. We have a strong franchise in excellent markets, and we will focus our efforts now on plans that will restore AmSouth's performance to higher levels.